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                                                                    EXHIBIT 3.1



                            CERTIFICATE OF AMENDMENT

                                     OF THE

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              THE DII GROUP, INC.



         The DII Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

         FIRST: That the Board of Directors of the corporation, by the unanimous written consent of its members, duly adopted resolutions setting forth a proposed amendment of the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that said amendment be considered at the next Annual Meeting of the stockholders of said corporation. The resolution setting forth the proposed amendment is as follows:

                          RESOLVED, that the Board of Directors of the
                 Corporation does hereby declare it advisable that the Restated Certificate of Incorporation of the Corporation be amended to increase the number of the Corporation's authorized shares to 95,000,000 shares comprised of 90,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock and that, in order to effectuate said change, the lead-in sentence of Article FOURTH of the Corporation's Restated Certificate of Incorporation be amended to read as follows:

                          "FOURTH:         The total number of shares of all
                 classes of stock which the Corporation is authorized to issue is 95,000,000 shares, of which 90,000,000 shares, having a par value of $.01 each, shall be Common Stock; and 5,000,000 shares shall be Preferred Stock, having a par value of $.01 each.";
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         SECOND: That thereafter, pursuant to resolution of its Board of
Directors, the Annual Meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, The DII Group, Inc. has caused this Certificate of Amendment of the Restated Certificate of Incorporation to be signed by Ronald
R. Budacz, its Chairman of the Board and Chief Executive Officer, and attested by Carl R. Vertuca, Jr., its Secretary, this 5th day of May, 1998.

                                         By:    /s/ Ronald R. Budacz
                                            ---------------------------------
                                            Name:  Ronald R. Budacz
                                            Title:  Chairman and Chief
                                                    Executive Officer





ATTEST:


By:    /s/ Carl R. Vertuca, Jr.
   ----------------------------------------
   Name:  Carl R. Vertuca, Jr.
   Title:  Secretary


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